Exhibit 19.1
JAZZ PHARMACEUTICALS PLC
INSIDER TRADING POLICY

During the course of your service with Jazz Pharmaceuticals plc, a company formed under the laws of Ireland (together with its subsidiaries, the “Company”), you may receive important information that is not yet publicly available, i.e., not disclosed to the public in a press release or filing with the Securities and Exchange Commission (the “SEC”), about the Company or about other companies with which the Company conducts business, as applicable (“material non-public information”). Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s securities or securities of another publicly-traded company, or to disclose such information to a third party who profits from such a transaction (a “tippee”).
The Board of Directors of Jazz Pharmaceuticals plc has adopted this Insider Trading Policy (the “Policy”) to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information. This Policy applies to all members of the Board of Directors of Jazz Pharmaceuticals plc and employees of the Company, as well as certain consultants designated by the Company (collectively, “Covered Persons”), and the other persons subject to this Policy as described below under “Additional Persons Subject to this Policy.”
Background
For anyone to use inside information to gain personal benefit, or to pass on, or “tip,” inside information to someone who does so, is illegal. There is no “de minimis” test. Use of material non-public information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance as well as the fact of insider trading in securities be avoided. There are no exceptions to this Policy, except for certain transactions directly with the Company (as more fully described elsewhere in this Policy). However, the subsequent sale or other disposition of ordinary shares acquired in transactions with the Company are fully subject to these restrictions.
As a practical matter, it is sometimes difficult to determine whether you possess material non-public information. The key to determining whether non-public information you possess about a public company (which may be the Company or a company with which the Company does business) is “material non-public information” is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be likely to be considered important, or “material,” by investors who are considering trading in that company’s securities. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you are aware of “material non- public information,” you may not trade in the applicable company’s securities, advise anyone else to do so or communicate the information to anyone else until you know that the information has

Exhibit 19.1

been disseminated to the public. This means that, in some circumstances, you may need to forego planned trading in a company’s securities even though you planned to execute a transaction prior to learning of material non-public information and even though you believe that you may suffer an economic loss or sacrifice an anticipated profit by foregoing such transaction.
It is important to note that the prohibition against insider trading is absolute and applies even if the decision to trade is not “based” on any “material non-public information;” all that matters is whether you are aware of any “material non-public information” at the time of a transaction. It is also important to note that the U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. Accordingly, if you are aware of any “material non- public information” at the time of a planned transaction, you must wait until the information has been disseminated to the public in order to proceed with the transaction, subject only to the exceptions set forth in this Policy.
There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Although by no means an all-inclusive list, information about any of the following items may be considered to be “material non-public information” until it is publicly disseminated within the meaning of this Policy:
•financial results or forecasts;
•new products or product candidates;
•status of product or product candidate development or regulatory approvals;
•clinical data relating to products or product candidates;
•proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalization, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;
•public or private sales of debt or equity securities;
•events regarding the Company’s securities (e.g., defaults on any senior securities, calls of securities for redemption, repurchase plans, declaration of stock splits or dividends, changes to the rights of security holders);
•significant scientific, clinical or regulatory developments or results;
•significant intellectual property developments;
•major contract awards or cancellations;
•achievement of development or commercialization milestones;
•changes in control, in senior management or in the board of directors;
•employee layoffs;
•a disruption in operations or breach or unauthorized access of property or assets, including facilities and information technology infrastructure;
•possible tender offers or proxy fights;
•accounting restatements;
•significant writeoffs;

Exhibit 19.1

•litigation, whether pending or threatened, resolution of such litigation and any positive or negative developments thereof, governmental investigations, criminal actions or indictments, civil actions and any collateral consequences;
•impending bankruptcy;
•licensees;
•timelines for pre-clinical studies or clinical trials;
•auditor notification that the Company may no longer rely on an auditor’s audit report;
•levels of product sales and changes in price or discount policies;
•collaborations or corporate partnering relationships; and
•notice of issuance or denial of patents.
For information to be considered publicly disseminated, it must be widely disclosed through a press release, a properly noticed and publicly available webcast or conference call or a filing with the SEC, and a meaningful amount of time must have passed to allow the information to be fully disseminated. Information would not be considered publicly disseminated if it is available only to the Company’s employees, or if it is only available to a select group of persons outside the Company. Generally, information about the Company will be considered publicly disseminated on the second trading day after the date on which the Company widely discloses the information through one of the means described above. For example, if the Company issues a press release on a Tuesday, then the information in the press release would be considered publicly disseminated as of the opening of trading on Thursday.
Statement of Policy
It is the policy of the Company that no Covered Person (or any other person subject to this Policy) who is aware of “material non-public information” about the Company may, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions in Company securities, except as otherwise specified in this Policy;
2.Recommend to another person or entity the purchase or sale of any Company securities;
3.Disclose the “material non-public information” to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, unless any such disclosure is consistent with the Company’s practices regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no Covered Person who, in the course of his or her relationship with the Company, learns of “material non-public information” about a company with which the Company does business may take any of the above actions with respect

Exhibit 19.1

to that company’s securities until the information becomes public or is no longer material to the company.
Transactions Subject to this Policy
This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this Policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s securities in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of ordinary or preference equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
Additional Persons Subject to this Policy
This Policy applies to any family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by a Covered Person or are subject to a Covered Person’s influence or control, such as parents or children who consult with you before they trade in any Company securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. Family Members and Controlled Entities are sometimes referred to together in this Policy as “Related Persons”.
Quarterly Trading Windows
Because “Restricted Insiders” (as defined below) are most likely to possess material non- public information about the Company, we ask them to do more than refrain from insider trading. In this regard, to minimize even the appearance of insider trading among our Restricted Insiders, the Company has established quarterly “trading windows” as being the only times that our Restricted Insiders and their Related Persons are permitted to trade in the Company’s securities. This means that, except as described in this Policy, Restricted Insiders and their Related Persons may trade in the Company’s securities only during an open “window period” commencing generally on the second trading day after the date on which the Company publicly releases its annual or quarterly financial results or any “material non-public information” and ending on the day that is three (3) weeks before the end of the next quarter. This “window” may be opened later,

Exhibit 19.1

be closed earlier or may not open if, in the judgment of the Company’s Chief Legal Officer or his or her designee, there exists undisclosed information that would make trades in Company securities by Restricted Insiders inappropriate. Of course, even during an open window period, Restricted Insiders may not (unless an exception in this Policy applies) conduct any trades in the Company’s securities while aware of material non-public information.
Any Restricted Insider who believes that special circumstances require him or her to trade outside of an open window period should consult with the Company’s Chief Legal Officer or, in his or her absence, another member of the Company’s legal department. Permission to trade outside of an open window period will be granted only where the circumstances are extenuating, the person requesting to trade is not in fact aware of any material non-public information, and there appears to be no significant risk that the trade may subsequently be questioned.
For purposes of this Policy, “Restricted Insiders” are (i) the executive officers of the Company (as defined under U.S. securities laws and identified as such for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Company’s Board of Directors), (ii) members of the Board of Directors of the Company and (iii) such other employees and designated consultants of the Company and its subsidiaries and other persons as the Company’s Chief Legal Officer or his or her designee may designate from time to time because of such employee’s access to sensitive Company information.
Event-Specific Trading Suspensions
The Company may require the suspension of trading by any or all Covered Persons because of developments known to the Company and not yet disclosed to the public. Such decisions may be announced by the Company’s Chief Legal Officer or his or her designee. In the event that you have been designated as a person who is subject to a trading suspension, you and your Related Persons are prohibited from engaging in any trading of the Company’s securities during the period that the trading suspension remains in effect (and regardless of whether you are aware of material non-public information), and you must not disclose to others the fact of such trading suspension.
Special and Prohibited Transactions
Inherently Speculative Transactions. Under this Policy, Covered Persons are prohibited from engaging at any time in speculative trading activities with respect to the Company’s securities, including engaging in any short sales, transactions in derivative securities such as put or call options, or other inherently speculative transactions with respect to the Company’s securities. Stock options and other awards granted under the Company’s equity incentive plans are not deemed to be derivative securities covered by this restriction.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Covered Person to continue to own the Company’s securities, but without the full risks and rewards of ownership. When that occurs, such Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited

Exhibit 19.1

from engaging in any such transactions. Notwithstanding the foregoing, Covered Persons may engage in general portfolio diversification transactions or investments in broad-based index funds.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, Covered Persons are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as discussed below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Company employee, director or designated consultant is in possession of insider information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Rule 10b5-1 Plan as discussed below), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Windows” and “Event-Specific Trading Suspensions” provisions above.
Exceptions to this Policy
Option Exercises; Tax Withholding. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity incentive plans for cash or, where permitted under the option, by a net exercise transaction with the Company. This Policy also does not apply to the exercise of a Company-permitted tax withholding right pursuant to which a person has elected to have the Company withhold ordinary shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of ordinary shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to pay taxes, or for any other purpose.
Stock Vesting; Tax Withholding. This Policy does not apply to the vesting of restricted stock, restricted stock units or similar securities acquired pursuant to the Company’s equity incentive plans, or the exercise of a Company-permitted tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, restricted stock unit or similar security. The Policy does apply, however, to any market sale of Company ordinary shares in connection with the vesting or exercise of such securities (or otherwise) whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

Exhibit 19.1

ESPP. This Policy does not apply to purchases of Company securities in the Company’s employee stock purchase plan (“ESPP”) resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the ESPP, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your sales of Company ordinary shares purchased pursuant to the ESPP.
Rule 10b5-1 Trading Plans. To the extent permissible under applicable laws, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan (a “Rule 10b5-1 Plan”) established by a Covered Person eligible to establish a Rule 10b5-1 Plan under Company policy and that meets the requirements of Rule 10b5-1 under the Exchange Act, may be made provided that (i) the Rule 10b5-1 Plan was established in good faith, in compliance with the requirements of Rule 10b5-1 and other applicable laws, at the time when such individual was not in possession of material non-public information about the Company and its subsidiaries and the Company had not imposed any trading suspension, (ii) the Rule 10b5-1 Plan was reviewed and approved in advance by the Company’s Chief Legal Officer or his or her designee prior to establishment, solely to confirm compliance with this Policy, other applicable Company policies and applicable laws, and (iii) the Rule 10b5-1 Plan allows for the cancellation of a transaction and/or suspension of such Rule 10b5-1 Plan upon notice and request by the Company’s Chief Legal Officer or his or her designee to the individual if any proposed trade (a) fails to comply with applicable laws (i.e., exceeding the number of shares that may be sold under Rule 144 of the Securities Act of 1933, as amended) or (b) would create material adverse consequences for the Company and its subsidiaries. The Company’s Chief Legal Officer shall review and approve in advance any amendments to the Rule 10b5-1 Plan or the termination of the Rule 10b5-1 Plan, and any amendments or terminations of a Rule 10b5-1 Plan must be in accordance with the requirements of Rule 10b5-1 under the Exchange Act and applicable Company policies.
Other Exceptions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy. Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.
Pre-Clearance and Advance Notice of Transactions
In addition to the other requirements of this Policy, Restricted Insiders may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, or other transfer of beneficial ownership (except stock option exercises and transactions effected pursuant to established Rule 10b5-1 Plans that require advance notice and review as described under “Exceptions to this Policy” above, and ESPP purchases) without first obtaining pre- clearance of the transaction from the Company’s Chief Legal Officer or, in his or her absence, another member of the Company’s legal department, at least one business day in advance of the proposed transaction. The Company’s Chief Legal Officer or, in his or her absence, another member of the Company’s legal department, will then determine whether the transaction may proceed and, if so, will assist in complying with any applicable reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within two trading days of clearance require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Advance notice of an intent to exercise an

Exhibit 19.1

outstanding stock option shall be given to the Company’s Chief Legal Officer or, in his or her absence, another member of the Company’s legal department. To the extent possible, advance notice of upcoming transactions effected pursuant to established Rule 10b5-1 Plans shall be given to the Company’s Chief Legal Officer or, in his or her absence, another member of the Company’s legal department. Upon the completion of any transaction, the Restricted Insider must immediately (but in no event later than the same day) notify the Compliance Coordinator in accordance with the Company’s Section 16 Compliance Program so that the Company may assist in any applicable Section 16 reporting obligations.
Short-Swing Trading, Control Stock and Section 16 Reports
Executive officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (under Rule 144), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), all of which have been enumerated and described in a separate Section 16 Compliance Memorandum.
Prohibition of Trading During Pension Fund Blackouts
In accordance with Regulation BTR under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Rule 10b5-1 Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or by will or the laws of descent or pursuant to a domestic relations order. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of the Company should engage in any transactions in its securities, even if believed to be exempt from Regulation BTR, without first consulting with the Chief Legal Officer.
Policy Duration
This Policy continues to apply to your transactions in the Company’s securities even after your service with the Company has terminated. If you are in possession of material non-public information when your service terminates, you may not trade in the Company’s securities until the information has become public or is no longer material. Further, if you leave the Company during a period in which you are suspended from trading under this Policy, then you may not trade the Company’s securities or the securities of other applicable companies until the trading suspension period has ended.

Exhibit 19.1

Individual Responsibility
Covered Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while aware of material non-public information. Each individual is responsible for making sure that he or she complies with this Policy, and for taking reasonable steps to ensure that any Family Member or Controlled Entity whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is aware of material non-public information rests with that individual, and any action on the part of the Company, or any officer or other employee or director of the Company, pursuant to this Policy (or otherwise), does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws. See “Violations” below.
Violations
Anyone who effects transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of material non-public information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. Please note that the Company intends to comply with all requests from the SEC, the NASDAQ Stock Market LLC, FINRA and other agencies with respect to information related to insider trading investigations. Any Covered Person who has questions about these matters should speak with his or her own attorney or with the Company’s Chief Legal Officer.
Any employee, officer or director who knows of or suspects a violation of this Policy is encouraged to report the violation immediately through the procedures set out in the Jazz Pharmaceuticals plc Code of Conduct and any related information regarding the compliance reporting system provided to employees.
Amendments
The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained on JazzNet.

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Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 4 May 2023.